State of Delaware
Secretary of State
Division of Corporations
Delivered 10:30 AM 06/24/2009
FILED 10:30 AM 06/24/2009
SRV 090646174 - 4702481 FILE

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

- **First:** The name of this corporation is Inner City Ventures Inc.,
- **Second:** Its registered office in the State of Delaware is to be located at 15 Loockerman, St. Street, in the city of Dover County of Kent Zip Code 19904. The registered agent in charge thereof is Agents for Delaware Corporations, Inc.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** Stock Corporation with 50,000,000 Shares of common with a par value of .0001, 1,000,000 Shares of Preferred Shares with a par value of .0001 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name Fernando A. Suarez
  Mailing Address 5553 Rising Sun Ave
  Philadelphia Zip Code 19120
- **I, The Undersigned,** for the purpose of forming a corporation under laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 15th day of June, A.D. 20 09.

BY: Fernando
(Incorporator)

NAME: Fernando A. Suarez
(type or print)